UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re                               :     Chapter 11
                                    :
ENRON CORP., et al.,                :     Case No. 01-16034 (AJG)
                                    :
                                    :     Jointly Administered
                 Debtors.           :
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             ORDER, PURSUANT TO SECTIONS 105(a), 502, 1125 AND 1126
              OF THE BANKRUPTCY CODE AND RULES 3003, 3017 AND 3018
                  OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE
                  ESTABLISHING VOTING PROCEDURES IN CONNECTION
                  WITH THE PLAN PROCESS AND TEMPORARY ALLOWANCE
                      OF CLAIMS PROCEDURES RELATED THERETO

          Upon consideration of the motion dated September 18, 2003,/1 as supplemented (the "Motion") of Enron Corp. ("Enron") and its affiliated debtor entities (collectively, the "Debtors"), as debtors and debtors in possession, seeking entry of an order, pursuant to sections 105(a), 502(c), 1125 and 1126 of title 11 of the United States Code (the "Bankruptcy Code") and Rules 3003, 3017 and 3018 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), establishing voting procedures in connection with the plan process and temporary allowance of claims procedures related thereto; and upon consideration of the objections filed to the Motion; and it appearing that the Bankruptcy Court has jurisdiction to consider the Motion; and it appearing that the relief requested in the Motion is in the best interest of the Debtors, their estates and creditors; and it appearing that due notice of the Motion has been given and no further notice need be given; and upon good and sufficient cause appearing;

          IT IS HEREBY ORDERED THAT:


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1    Capitalized terms used, but not defined in this Order, shall have the meanings ascribed to them in the Motion.

          1. The Motion is GRANTED to the extent and upon the terms and conditions set forth herein.

          2. All objections, if any, to the Motion or the relief requested therein, that have not been withdrawn, waived or settled, and all reservations of rights included therein, are overruled.

          3. Allowance of Claims for Voting Purposes. The voting procedures for the Plan are illustrated on Exhibit A attached hereto and shall be as follows:

               (a) if a claim is deemed allowed pursuant to the Plan, then such claim shall be allowed for voting purposes in the amount and classification deemed allowed in the Plan;

               (b) except as otherwise provided in (f), (g), (h) and (m) below and unless temporarily allowed for voting purposes in accordance with this Order, if a filed proof of claim asserts a claim in a wholly unknown or unliquidated amount or is docketed in the database of the court approved official claims docketing agent in these chapter 11 cases, Bankruptcy Services, LLC's ("BSI"), as of January 6, 2004 in the amount of $0, then such claim shall be allowed for voting purposes only in the amount of $1.00;

               (c) except as otherwise provided in (f), (g), (h) and (m) below and unless temporarily allowed for voting purposes in accordance with the procedures set forth in this Order, if a filed proof of claim asserts a claim in a partially unknown or unliquidated amount, then such claim shall be allowed for voting purposes only in the amount of the known or liquidated portion of the claim as docketed in BSI's database as of January 6, 2004;

               (d) if a claim has been estimated and allowed by an order of the Bankruptcy Court in accordance with the Estimation Motion or otherwise, then such claim shall be allowed for voting purposes in the amount approved by the Bankruptcy Court, provided that the order is entered on or before March 10, 2004;

               (e) if a claim is listed in the Debtors' schedules as contingent, unliquidated, or disputed and a proof of claim was not (i) filed by the applicable bar date for the filing of proofs of claim established by the Bankruptcy Court, or
                    (ii) deemed timely filed by an order of the Bankruptcy Court prior to January 6, 2004, unless the Debtors


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                    have consented in writing, then such claim shall be
                    disallowed for voting purposes;

               (f) if (i) the Debtors or any other party have objected to the entirety of a claim by serving and filing an objection, motion or adversary proceeding on or before January 9, 2004 (including, but not limited to, objections seeking to disallow claims under section 502 of the Bankruptcy Code) and (ii) the claim has not been temporarily allowed for voting purposes in accordance with the procedures set forth herein, then such claim shall be disallowed for voting purposes;

               (g) if (i) the Debtors or any other party have objected to a portion of a claim by serving and filing an objection, motion or adversary proceeding on or before January 9, 2004 (including, but not limited to, objections seeking to disallow claims under section 502 of the Bankruptcy Code) and (ii) such portion of the claim has not been temporarily allowed for voting purposes in accordance with the procedures set forth herein, then such claim shall be allowed for voting purposes only in the amount that is not the subject of the pending objection;

               (h) if (i) the Debtors or any other party have objected to a claim by serving and filing an objection, motion or adversary proceeding to the classification of all or part of a claim on or before January 9, 2004 (including, but not limited to, any requests to subordinate such claim) and (ii) such claim has not been temporarily allowed for voting purposes in accordance with the procedures set forth herein, then the claim shall be allowed for voting purposes only in the classification that is not the subject of the pending objection (if any);

               (i) unless otherwise temporarily allowed for voting purposes in accordance with the procedures set forth in this Order, if one proof of claim asserts the same claim against multiple Debtors, then such claim shall be allowed for voting purposes only against the Debtor as docketed in BSI's claims database as of January 6, 2004;

               (j) unless otherwise provided in this Order or other orders of the Bankruptcy Court, the allowed amount of any proof of claim for voting purposes shall be the amount as docketed in BSI's claims database as of January 6, 2004;

               (k) unless otherwise provided in this Order including, but not limited to, section 3(h), or other orders of the Bankruptcy Court, for purposes of determining eligibility to vote, the classification of a claim shall be determined based on the classification as docketed


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                    in BSI's claims database as of January 6, 2004; provided,
                    however, that any claims for which BSI was unable to identify the classification shall be classified as general unsecured claims;

               (l) if a creditor opts into or out of a particular convenience class (as may be applicable under the Plan), then any such election shall be binding upon such creditor regardless of whether the claim is ultimately allowed (if allowed at all) against a different Debtor or in a different amount;

               (m) if a claim is allowed pursuant to a Bankruptcy Court approved settlement on or before April 14, 2004, then such claim shall be entitled to vote on the Plan in accordance with the terms of such settlement;

               (n) unless temporarily allowed for voting purposes in accordance with the procedures set forth in this Order, if a proof of claim asserts a claim that is not in U.S. dollars, such claim shall be treated as unliquidated and allowed for voting purposes only in the amount of $1.00;

               (o) unless temporarily allowed for voting purposes in accordance with the procedures set forth in this Order, if (i) a proof of claim was filed after the applicable Bar Date, (ii) the creditor did not obtain leave to file a late claim, and
                    (iii) the proof of claim is not docketed in BSI's database as of January 6, 2004 as an amendment of a timely filed claim, then such claim shall be disallowed for voting purposes only;

               (p) if the Debtors scheduled a claim and the creditor filed a proof of claim superseding such scheduled claim, then the scheduled claim is deemed superseded in accordance with Bankruptcy Rule 3003(c)(4) and such scheduled claim shall be disallowed for voting purposes; and

               (q) if a creditor withdraws its claim on or before March 24, 2004, then the creditor shall not be entitled to vote such withdrawn claim.

Exhibit A is attached for illustrative purposes and the provisions of this Order shall be controlling if there are any discrepancies between this Order and Exhibit A.


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          4. Temporary Allowance Motions. To the extent that a creditor seeks to have its claims temporarily allowed for voting purposes for any reason, then the following procedures shall apply:

               (a) all motions to seek temporary allowance of a claim for voting purposes (the "Temporary Allowance Motions") must be filed with the Bankruptcy Court on or before February 17, 2004 at 5:00 p.m. New York City Time;

               (b) for administrative purposes, the Debtors shall coordinate with the Bankruptcy Court and shall notify the movants of the date and time for hearings on their respective Temporary Allowance Motion by no later than March 1, 2004; provided, however, that hearings shall be held on the Temporary Allowance Motions from March 8, 2004 through April 8, 2004, and all orders temporarily allowing any such claims for voting purposes shall be entered by this Court on or before April 14, 2004; and

               (c) responses to Temporary Allowance Motions must be filed by no later than 5:00 p.m. New York City Time on the date that is five business days prior to the hearing on the Temporary Allowance Motion

          5. All claims that have been docketed in BSI's database as of January 6, 2004 as secured, administrative or priority that are not objected to by any party via motion, adversary proceeding or otherwise shall be treated as unimpaired claims for voting purposes and shall not vote on the Plan.

          6. Ballot Correction Motions. As described in the Debtors' motion seeking approval of the Disclosure Statement and solicitation procedures and exhibits thereto (Docket No. 12825, set for hearing on January 6, 2004), with the exception of votes solicited through nominee or record holders wherein their records shall be relied upon, the Debtors intend to solicit votes on the Plan using forms of ballots expressly setting forth the amount and classification of each claim entitled to vote on the Plan. As provided in this Order, the data utilized to identify the


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amount and classification of each claim entitled to vote on the Plan shall be based on BSI's database except as such data may be modified in accordance with the procedures set forth herein.

               (a) Subject to (g) and (h) below, if, upon receipt of a ballot, a creditor believes that the amount or classification of its claim as it appears on the ballot incorrectly reflects the information set forth in such creditor's proof of claim due to a clerical or typographical error in entering such data, then such creditor shall be entitled to: (i) on or before February 13, 2004, contact Innisfree at (877) 825-8906 (TOLL
                    FREE) to inquire and make a good faith attempt to resolve the clerical or typographical error consensually, (ii) notwithstanding any other provision in this Order, if the parties agree to make a consensual change to the ballot, then such change shall control how the creditor will vote such claim, and (iii) if the parties are unable to resolve the matter, the creditor may file a motion (the "Ballot Correction Motion") with this Court, by no later than February 17, 2004 at 5:00 p.m. New York City Time, requesting that the Debtors (A) cure the discrepancy between the ballot and the proof of claim as filed and (B) provide the creditor with a revised Ballot;

               (b) In order to be considered, all Ballot Correction Motions must annex a copy of the proof of claim as filed and state that a good faith attempt was made to resolve the discrepancy by February 13, 2004;

               (c) for administrative purposes, the Debtors shall coordinate with the Bankruptcy Court and shall notify the movants of the date and time for hearings on their respective Ballot Correction Motion by no later than March 1, 2004; provided, however, that hearings shall be held on the Ballot Correction Motions from March 8, 2004 through April 8, 2004, and all orders on Ballot Correction Motions shall be entered by this Court on or before April 14, 2004;

               (d) responses to Ballot Correction Motions must be filed by no later than 5:00 p.m. New York City Time on the date that is five business days prior to the hearing on the Ballot Correction Motion;

               (e) Notwithstanding the foregoing deadlines, if either (i) the date for mailing solicitation packages and/or (ii) the voting deadlines are extended beyond the dates set forth herein prior to the expiration of such deadlines, then such deadlines shall be extended by the lesser of (x) the same number of days as the deadline to mail solicitation packages has been extended, (y) the same number of days as the voting deadline has been extended for all voting creditors or (z) ten (10) business days;


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               (f)  The failure of any creditor to file a Ballot Correction
                    Motion by the deadline set forth in this paragraph shall result in the information contained in the ballot being binding on such creditor for voting purposes only;

               (g) To the extent that a creditor files a Temporary Allowance Motion in accordance with paragraph 4 of this Order, all issues pertaining to voting such claim shall be considered as part of such motion and such creditor shall not be entitled to file a Ballot Correction Motion for the same claim. If a creditor disputes the classification and/or amount of its claim based on substantive legal issues as well as clerical or typographical errors based on the BSI database, then such creditor shall raise all issues related to the classification and/or amount of the claim via a Temporary Allowance Motion; and

               (h) Creditors may only file Ballot Correction Motions if (i) the Ballot Correction Motion is based entirely on a clerical or typographical error in BSI's database that results in a clerical or typographical error on the creditor's Ballot,
                    (ii) the creditor has not filed a Temporary Allowance Motion for the same claim, and (iii) the creditor has attempted in good faith to resolve the clerical or typographical error by February 13, 2004, but was unable to resolve the dispute.

          7. Voting Stipulations. The Debtors may file with the Bankruptcy Court stipulations regarding the treatment of claims for voting purposes (including, but not limited to, determination of the amount and classification) under a notice of presentment in lieu of filing responses to Ballot Correction Motions, Temporary Allowance Motions or other pleadings by the Debtors seeking to reduce, disallow or reclassify the creditor's claim for voting purposes (the "Voting Stipulations") and the period for the presentment with respect thereto shall be five (5) business days. All such Voting Stipulations must be entered by the Court on or before April 14, 2004 in order to be effective for purposes of tabulation of the vote in accordance with the procedures set forth herein or any further orders of this Court.

          8. To the extent that a creditor has a question as to how its claim is docketed by BSI, such creditor may access publicly available information via the internet by accessing


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BSI's website at http://www.bsillc.com. BSI shall continue to update the database available on its website through January 6, 2004 and creditors shall vote their claims as docketed in BSI's database as of January 6, 2004 except as may be otherwise provided in this Order.

          9. Nothing contained in this Order shall prevent the Debtors or any other party from filing an objection, motion and/or adversary proceeding with respect to any claim based on the amount, classification, or validity of such claim at any time; provided, however, that only those objections, motions and/or adversary proceedings filed on or before January 9, 2004 shall affect claims for voting purposes as set forth herein. Furthermore, nothing contained in this Order shall be deemed to be a determination by this Court that any objection, motion or adversary proceeding seeking to equitably subordinate a claim shall, on that basis, cause such claim to be disallowed for voting purposes, and all parties reserve their rights with respect to any and all issues relating to the allowance of such claims for voting purposes.

          10. Unless otherwise provided in this Order, all Temporary Allowance Motions, Ballot Correction Motions, Voting Stipulations, and/or any responses or replies to such pleadings, must be filed and served in accordance with the Bankruptcy Court's Second Amended Case Management Order Establishing, Among Other Things, Noticing Electronic Procedures, Hearing Dates, Independent Website and Alternative Methods of Participation at Hearings, dated December 17, 2002 (the "Case Management Order").

Dated:  New York, New York
        January 9, 2004


                                      s/Arthur J. Gonzalez
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                                      HONORABLE ARTHUR J. GONZALEZ
                                      UNITED STATES BANKRUPTCY JUDGE



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